Exhibit No. 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

Carla Haugen, Director of Investor Relations
(612) 291-6146 or carla.haugen@bestbuy.com

Best Buy Increases Quarterly Cash Dividend by 25 Percent, Authorizes New $1.5 Billion Share Repurchase Program

MINNEAPOLIS, June 21, 2006 — The Board of Directors of Best Buy Co., Inc. (NYSE:BBY) today announced its intention to increase the company’s quarterly cash dividend to 10 cents per common share, a 25-percent increase compared with the existing dividend of 8 cents per common share.

The change will be effective with the quarterly dividend which, if authorized, would be payable on Oct. 24, 2006, for shareholders of record as of Oct. 3, 2006.

Best Buy paid its first cash dividend in December 2003.

Best Buy Board of Directors Authorizes $1.5 Billion Stock Repurchase Program

In addition, in light of the company’s anticipated future earnings and cash flow, its strong balance sheet, and the planned capital needed for the company’s growth plans, the Board of Directors of Best Buy has authorized the establishment of a $1.5 billion share repurchase program. The program terminates and replaces the company’s prior authorization of $1.5 billion announced on April 27, 2005, under which $948 million of the company’s stock had been repurchased as of May 27, 2006.

The company expects to commence purchasing its shares in the open market pursuant to the new authorization, beginning in the current quarter. There is no expiration date for the new share repurchase program.

“Growing our company through customer centricity continues to be our top priority. We are thrilled that we have the capacity to invest in growth as well as return a portion of our capital to our shareholders,” stated Brad Anderson, vice chairman and CEO of Best Buy.

Best Buy had 484,014,032 shares of common stock issued and outstanding as of May 27, 2006; the company reported cash, cash equivalents and short-term investments totaling $2.3 billion as of the same date. The company’s S&P rating is BBB (stable), its Moody’s rating is Baa2 (stable), and its Fitch rating is BBB+ (stable).

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is an innovative Fortune 100 growth company that continually strives to create superior customer experiences. Through more than 960 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com and BestBuy.ca), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com) and Jiangsu Five Star Appliance Co. (Five-Star.cn). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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